E-LOAN, Inc. Reports Second Quarter 2004 Results

Total Revenue of $35 Million and EPS of $0.00 Per Share;
Total Revenue Up 8% from Q1 2004;
Diversified Product Revenue Comprises 70% of Total Revenue;
Updated 2004 Guidance to Revenue of $139 Million and Breakeven Earnings

        Pleasanton, Calif. – July 29, 2004 – E-LOAN, Inc. (Nasdaq: EELN), an online consumer direct lender, today reported results for the second quarter ended June 30, 2004.

Overview of Results

o	Total revenue of $34.7 million, up 8% from Q1 2004.

o	Net income for the second quarter of 2004 was $270 thousand or $0.00 per share on 65.8 million shares.

o	Diversified revenue — comprised of total revenue excluding prime refinance mortgage – totaled $24.2 million, up 6% from Q1 2004 and comprised 70% of E-LOAN’s total revenue in Q2 2004.

o	Home Equity revenue was $10.0 million, down 7% from Q1 2004. Home equity sold loan volume increased 10% in the quarter compared to Q1 2004. The increased loan volume was offset by a 12% decline in revenue per loan from Q1 2004, reflecting a tighter capital markets environment in the second quarter of 2004.

o	Diversified mortgage revenue – comprised of purchase and non-prime mortgage –was $10.0 million, up 22% from the first quarter of 2004. Diversified mortgage sold loan volume and revenue per loan increased 16% and 13% in the quarter compared to Q1 2004.

o	Auto revenue was $2.9 million, down 5% from Q1 2004. Auto sold loan volume increased 5% in the quarter compared to Q1 2004. The increased loan volume was offset by a 13% decline in revenue per loan from Q1 2004, driven by a 123 basis point increase in 2 year interest rates during the second quarter of 2004.

o	Refinance mortgage revenue was $10.5 million, up 13% from Q1 2004. Refinance mortgage sold loan volume increased 21% in the quarter compared to Q1 2004. The increased loan volume was partially offset by a 10% decline in revenue per loan from Q1 2004.

o	Direct margin – defined as revenue minus variable and fixed operations expense –was $17.2 million, up 10% from Q1 2004. The increase was primarily driven by a $1.4 million improvement in net interest margin as compared to Q1 2004, as we took advantage of the favorable yield curve environment.

o	Marketing expense totaled $12.5 million, up 12% from Q1 2004.

o	General and administrative expenses declined $1.2 million from Q1 2004, as the prior quarter included approximately $1 million in one-time costs associated with the resignation of E-LOAN’s former Chief Operating Officer during the first quarter of 2004.

o	E-LOAN’s new subsidiary, Escrow Closing Services, Inc. (ECS), generated positive direct margin in Q2 2004. Approximately 54% of our home equity loans used ECS in Q2 2004, up from 22% in Q1 2004.

o	Increased our auto loan QSPE credit facility to a total of $1 billion and launched two new auto product offerings, Private Party loans and Lease Buyout loans.

        “In the second quarter of 2004, we continued to lay the foundation for E-LOAN’s long-term success,” said Chris Larsen, E-LOAN’s Chairman and Chief Executive Officer. “We are confident that we now have the right team and initiatives in place to deliver on our strategic objectives of growing diversified product revenue and market share, while at the same time improving the bottom line. However, the resources and time required to see the results of these objectives is greater than we had previously anticipated. We are optimistic that we will begin to see the results of our efforts and that they will become more evident 2005.”

        “Based on our results in the first half of the year and our current outlook, we are updating our 2004 financial guidance,” said Matt Roberts, E-LOAN’s Chief Financial Officer. “We now expect total 2004 revenues of approximately $139 million and breakeven earnings. This compares to our previous guidance of $142 million in revenues and $11 million in pre-tax earnings (adjusted to include the approximately $1 million in one-time costs associated with the resignation of E-LOAN’s former Chief Operating Officer during the first quarter of 2004).”

Key assumptions in the updated forecast for 2004 are as follows:

o	10-year Treasury rates of 4.0 to 5.0 percent for the remainder of the year.

o	E-LOAN total 2004 sold loan volume of approximately $5.3 billion.

o	Marketing spend of approximately $48 million.

o	Combined Technology and G&A expense of $20.5 million.

o	Average diluted shares outstanding of 66 million.

Operating and Financial Tables

Revenues

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Components of Revenue ($ in thousands)	Q2 2004		Q1 2004		Q2 2003
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Refi Mortgage	$7,888	23%	$7,857	25%	$21,410	46%
Interest Income on Refi Mortgage	2,611	8%	1,442	4%	3,258	7%
Diversified Mortgage (1)	8,118	23%	6,679	21%	10,095	22%
Interest Income on Diversified	1,851	5%	1,494	4%	1,894	4%
Mortgage
Home Equity	8,328	24%	9,250	29%	5,334	12%
Interest Income on Home Equity	1,654	5%	1,473	5%	683	1%
Auto (2)	2,921	8%	3,062	10%	3,035	7%
Closing Services (3)	985	3%	451	1%	--	--
Other (4)	295	1%	316	1%	393	1%
Total Revenue	$34,651	100%	$32,024	100%	$46,102	100%
Total Diversified Revenue (5)	$24,152	70%	$22,725	71%	$21,434	46%

(1)     Diversified Mortgage is comprised of purchase and non-prime mortgage loans.

(2)     Auto Revenues include interest income from the retained interest asset, which was previously reported in Other Income, net.

(3)     Closing Services Revenues are from Escrow Closing Services, Inc., a wholly-owned subsidiary, which provides mortgage closing services, including HUD-1 Settlement Statement and document preparation, signing, disbursement and recordation services for a portion of our Home Equity business.

(4)     Other Revenue comes from credit monitoring services and credit card, personal loan and student loan referrals.

(5)     Diversified Revenue is comprised of total revenues excluding prime refinance mortgage and its related interest income.

Loan Volume

The following table provides a comparison of unit and volume statistics:

	Q2 '04		Q1 '04		Q2 '03
	$ Millions	Loans	$ Millions	Loans	$ Millions	Loans
Sold Loans
Refinance Mortgage	$496	2,105	$410	1,887	$779	3,732
Diversified Mortgage	403	2,049	347	1,899	436	2,234
Home Equity	332	6,674	302	6,534	192	4,462
Auto	162	9,606	154	8,781	165	8,770
Total Sold Loans	$1,393	20,434	$1,213	19,101	$1,572	19,198
Closed Loans
Refinance Mortgage	$460	1,951	$440	2,007	$785	3,544
Diversified Mortgage	387	1,967	353	1,923	475	2,409
Home Equity	328	6,590	299	6,452	198	4,616
Auto	161	9,568	154	8,813	165	8,764
Total Closed Loans	$1,336	20,076	$1,246	19,195	$1,623	19,333

Direct Margin

Direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Direct Margins ($ in thousands)	Q2 2004		Q1 2004		Q2 2003
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Mortgage	$9,129	57%	$7,888	54%	$21,255	67%
Mortgage Interest Margin	2,615	59%	1,532	52%	2,646	51%
Home Equity	3,081	37%	4,180	45%	2,080	39%
Home Equity Interest Margin	891	54%	605	41%	152	22%
Auto	1,085	37%	1,228	40%	(667)	-22%
Closing Services	120	12%	(54)	-12%	--	--
Other	295	100%	316	100%	393	100%
Total	$17,216		$15,695		$25,859

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that exists between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications.

Conversion %	Q2'03	Q3'03	Q4'03	Q1'04

Mortgage
Pre-Approval	7%	6%	6%	6%
Purchase	24%	19%	17%	20%
Refinance	28%	21%	21%	22%
Total Mortgage	19%	14%	13%	16%
Home Equity	26%	29%	36%	34%
Auto	14%	19%	26%	28%

Conference Call and Webcast

        Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company’s second quarter results today, July 29 at 7:30 a.m. (PDT). Please dial (712) 257-0021 at 7:25 a.m. (PDT) and reference pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PDT) on July 29, 2004 until 11:59 p.m. (PDT), August 5, 2004. The replay may be accessed by dialing (402) 530-7752. A live webcast and replay of the conference call will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.

E-LOAN, Inc. is an online consumer direct lender dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the unnecessary processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws.

Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through June 2004, E-LOAN has originated and sold over $21.5 billion in consumer loans.

(Statement of Operations and Balance Sheet to follow) # # #

E-LOAN, Inc.
Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended		SixMonths Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues	$34,651	$46,102	$66,675	$82,320
Operating Expenses
Operations	17,435	20,243	33,764	36,982
Sales & marketing	12,506	11,433	23,638	19,925
Technology	2,091	2,479	4,257	4,354
General & administration	2,359	2,901	5,891	4,898
Total operating expenses	34,391	37,056	67,550	66,159
Income from operations	260	9,046	(875)	16,161
Other income, net	10	68	25	100
Income before taxes	270	9,114	(850)	16,261
Income taxes	--	(1,038)	--	(1,853)
Net income/(loss)	$270	$8,076	$(850)	$14,408
Net income/(loss) per share:
Income per share
Basic	$0.00	$0.13	$(0.01)	$0.24
Diluted	$0.00	$0.12	$(0.01)	$0.22
Weighted average shares
Basic	62,915	60,177	62,620	59,888
Diluted	65,784	66,708	62,620	65,302

E-LOAN, Inc.
Consolidated Balance Sheet
(in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents ($2,350 and $4,850 restricted cash)	$45,989	$33,973
Loans held-for-sale	25,328	50,874
Accounts receivable, prepaids and other current assets	21,183	28,287
Total current assets	92,500	113,134
Fixed assets, net	12,775	11,484
Retained interests in auto loans - trading	14,139	11,658
Total assets	$119,414	$136,276
LIABILITIES AND STOCKHOLDERS& EQUITY
Current liabilities:
Warehouse and other lines payable	$22,420	$44,283
Accounts payable, accrued expenses and other liabilities	14,283	10,366
Total current liabilities	36,703	54,649
Total liabilities	36,703	54,649
Stockholders' equity:
Common stock	63	62
Additional paid-in-capital	267,077	265,144
Accumulated deficit	(184,429)	(183,579)
Total stockholders' equity	82,711	81,627
Total liabilities and stockholders' equity	$119,414	$136,276